Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES RESULTS

SAN FRANCISCO - March 6, 2014 - Gap Inc. (NYSE: GPS) today reported net sales for the four-week period ended March 1, 2014 were $929 million compared with net sales of $966 million for the four-week period ended March 2, 2013. Gap Inc.’s comparable sales for February 2014 were down 7 percent versus a 3 percent increase last year.

“While February was clearly a difficult month, we remain focused on executing our global priorities,” said Glenn Murphy, chairman and chief executive officer, Gap Inc.

February Comparable Sales Results
Comparable sales by global brand for February 2014 were as follows:

•	Gap Global: negative 10 percent versus positive 2 percent last year

•	Banana Republic Global: negative 7 percent versus negative 5 percent last year

•	Old Navy Global: negative 6 percent versus positive 6 percent last year

The company noted that more than 450 stores experienced closures during February due to weather. The company also noted that February typically represents the smallest month of the first quarter. The management team continues to focus on delivering its full year goals, as outlined during last week’s quarterly earnings announcement.

In line with its strategic priorities, the company today announced the opening of its first Gap store in Taiwan. The brand expects to end fiscal year 2014 with more than 100 Gap stores across the Greater China region.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on March 6, 2014 and available for replay until 1:00 p.m. Pacific Time on March 14, 2014.

March Sales
The company will report March sales on April 10, 2014.

Forward Looking Statements
This press release and related sales recording contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	Gap store openings across the Greater China region by the end of fiscal 2014; and

•	the impact of the later Easter holiday timing on March and April sales results.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business internationally;

•	the risk that the company will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that the company will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results;

•
the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of March 6, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com